SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2004

RICHARDSON ELECTRONICS, LTD

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12906	36-2096643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, La Fox, IL	60147-0393
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (630) 208-2200

Item 9. Regulation FD Disclosure

For Immediate Release

For Details Contact:

Ed Richardson                                                  Dario Sacomani

Chairman and Chief Executive Officer          Senior Vice President and

Richardson Electronics, Ltd.                          Chief Financial Officer

Phone:  (630) 208-2340                                     Richardson Electronics, Ltd.

E-mail:  info@rell.com

Richardson Electronics Announces Third Quarter Dividend

LaFox, IL, Tuesday, January 13, 2004:  Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that its Board of Directors voted to declare a cash dividend for the third quarter of fiscal 2004 to all holders of common stock.

The cash dividend of $.04 per share will be payable February 27, 2004 to all common stockholders of record February 10, 2004. The Company currently has 10,903,592 shares of common stock outstanding, net of shares held in treasury. A dividend equal to 90 percent of the dividend paid on the common stock will be paid to the holders of the 3,196,320 outstanding shares of Class B Common Stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets.  The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics.  Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD

Dated: January 13, 2004	By:	/s/ DARIO SACOMANI
	Name:	Dario Sacomani
	Title:	Senior Vice President and Chief Financial Officer